Exhibit 10.4

AMENDED AND RESTATED STOCK OPTION GRANT

PROGRAM FOR NONEMPLOYEE DIRECTORS UNDER THE

ICOS CORPORATION 1999 STOCK OPTION PLAN

The following provisions set forth the terms of the stock option grant program for nonemployee directors of ICOS Corporation (the “Company”) under the ICOS Corporation 1999 Stock Option Plan (the “Plan”). The following terms are intended to supplement, not alter or change, the provisions of the Plan, and in the event of any inconsistency between the terms contained herein and in the Plan, the Plan shall govern. All capitalized terms that are not defined herein shall be as defined in the Plan.

1. Eligibility

Each elected or appointed director of the Company who is not otherwise an employee of the Company or a Related Corporation (an “Eligible Director”) shall be eligible to receive Initial Grants and Annual Grants under the Plan, as described below.

2. Initial Grants

(a) Upon the earlier of an Eligible Director’s initial election or appointment to the Board, an initial grant (“Initial Grant”) of a Nonqualified Stock Option to purchase 30,000 shares of Common Stock shall be granted to each such Eligible Director.

(b) Initial Grants shall vest and become exercisable in two equal amounts as of each of the next two annual meetings of stockholders, assuming continued service on the Board during such periods; provided, however, that with respect to any Initial Grant within five months prior to an annual meeting of stockholders (“Annual Meeting”), vesting shall not commence until the second Annual Meeting after the date of such Initial Grant.

3. Annual Grants

(a) Commencing with the 2004 Annual Stockholders’ Meeting and immediately following each Annual Meeting thereafter, each Eligible Director shall automatically receive an additional Nonqualified Stock Option to purchase 12,000 shares of Common Stock; provided, however, that any Eligible Director who received an Initial Grant within five months prior to an Annual Meeting shall not receive such annual grant (“Annual Grant”) until immediately following the second Annual Meeting after the date of such Initial Grant.

(b) Annual Grants shall vest and become exercisable in two equal amounts as of each of the next two Annual Meetings, assuming continued service on the Board during such periods.

4. Option Exercise Price

The exercise price of an Option shall be its Fair Market Value on the date of grant, as that term is defined in the Plan.

5. Manner of Option Exercise

An Option shall be exercised by giving the required notice to the Company, stating the number of shares of Common Stock with respect to which the Option is being exercised, accompanied by payment in full for such Common Stock, which payment may be in whole or in part (a) in cash or check, (b) in shares of Common Stock owned by the Eligible Director for at least six months (or such shorter period necessary to avoid a charge to the Company’s earnings for financial reporting purposes) having a Fair Market Value on the day prior to the exercise date equal in amount to the aggregate Option exercise price, or (c) by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price, all in accordance with the regulations of the Federal Reserve Board.

6. Term of Options

Each Option shall expire ten years from the date of grant thereof, but shall be subject to earlier termination as follows:

(a) In the event that an Eligible Director ceases to be a director of the Company for any reason other than the death of the Eligible Director, the unvested portion of any Option granted to such Eligible Director shall terminate immediately and the vested portion of the Option may be exercised by the Eligible Director only within two years after the date he or she ceases to be a director of the Company or prior to the date on which the Option expires by its terms, whichever is earlier.

(b) In the event of the death of an Eligible Director, the unvested portion of any Option granted to such Eligible Director shall terminate immediately and the vested portion of the Option may be exercised only within two years after the date of death of the Eligible Director or prior to the date on which the Option expires by its terms, whichever is earlier, by the personal representative of the Eligible Director’s estate, the person(s) to whom the Eligible Director’s rights under the Option have passed by will or the applicable laws of descent and distribution, or the beneficiary designated pursuant to Section 10 of the Plan.

7. Corporate Transactions

In the event of any Corporate Transaction, each Option that is at the time outstanding shall automatically accelerate so that each such Option shall, immediately prior to the specified effective date of the Corporate Transaction, become fully vested and exercisable.

8. Amendment

The Board may amend the provisions contained herein in such respects as it deems advisable. Any such amendment shall not, without the consent of the Eligible Director, impair or diminish any rights of an Eligible Director or any rights of the Company under an Option.

Provisions of the Plan (including any amendments) that were not discussed above, to the extent applicable to Eligible Directors, shall continue to govern the terms and conditions of Options granted to Eligible Directors.

Initially adopted March 10, 1999.

Amended January 25, 2001.

Amended and Restated January 21, 2004